THE SECURITY REPRESENTED BY THIS INSTRUMENT WAS ORIGINALLY ISSUED ON SEPTEMBER 1, 1994 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF SUCH SECURITY IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 1, 1994 AS AMENDED, BETWEEN THE ISSUER HEREOF (THE "COMPANY") AND THE INITIAL HOLDER HEREOF, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITY UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. UPON WRITTEN REQUEST, A COPY OF SUCH CONDITIONS WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE.


                              NRE HOLDINGS, INC.

                                  12.75% NOTE

                              DUE AUGUST 31, 2005


No. R-001b                                             New York, New York
$11,000,000                                            October 31, 1995


         NRE HOLDINGS, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to the order of MCIT (EXISTING POOL) LIMITED, or registered assigns, on August 31, 2005, the principal amount of ELEVEN MILLION DOLLARS ($11,000,000), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of such principal amount at the rate of 12.75% per annum, payable semi-annually on each April 30 and October 31 (each, an "Interest Payment Date") after the date hereof, commencing April 30, 1996, until such unpaid principal shall become due and payable (whether at maturity or at a date fixed for prepayment or by declaration or otherwise), and with interest on any overdue principal and premium, if any, and (to the extent permitted by applicable law) on any overdue interest at the rate of 14.75% per annum, payable semi-annually as aforesaid or, at the option of the registered holder hereof, on demand.

         Payments of principal and interest on this Note shall be made in lawful money of the United States of America at the principal office of Republic National Bank of New York at 452 Fifth Avenue, New York, New York or at such other office or agency in New York, New York as the Company shall have designated by written notice to the registered holder of this Note as provided in the Purchase Agreement referred to below. The Company may treat the person in whose name this Note is registered on the register kept by the Company as provided in







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such Purchase Agreement as the owner of this Note for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         This Note is one of the Company's 12.75% Notes due August 31, 2005 (the "Notes"), issued in the aggregate principal amount of $11,000,000 pursuant to a Purchase Agreement, dated as of September 1, 1994, and modified as of November 30, 1994 and October 13, 1995, and amended and restated as of February 7, 1996 (as thereafter amended, supplemented, restated or otherwise modified from time to time, the "Purchase Agreement"), between the Company and MCIT PLC f/k/a Mezzanine Capital & Income Trust 2001 PLC. The registered holder of this Note is entitled to the benefits of the Purchase Agreement and may enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

         The Notes are subject to optional prepayment, in whole or in part, and are entitled to mandatory redemption, all as specified in the Purchase Agreement.

         Concurrently with the issuance of the Notes, the Company is issuing a series of 12.75% promissory notes due August 31, 2005 in the aggregate original principal amount of $4,400,000 (the "Seller Notes"). By their acceptance of the Seller Notes, the holders thereof have agreed that, under certain circumstances, payments of interest accrued thereon shall be junior and subordinate to certain payment of interest on the Notes, subject, however, to the agreement by the holders of the Notes (the "Holders") made by their acceptance of the Notes that under no circumstances shall the Holders accept (and retain) any payment of interest due on the Notes, including a payment of a Benefitted MCIT Payment (as defined in the Seller Notes), at a time when there shall have occurred and be continuing a default in the payment of interest on the Seller Notes which is not a Blocked Seller Payment (as defined in the Seller Notes) unless, concurrently with such payment of interest on the Notes, the Company shall make a payment with respect to such defaulted payment of interest on the Seller Notes which is not a Blocked Payment in an aggregate amount which is proportionate to such payment of interest on the Notes according to the then respective outstanding principal amounts of the Seller Notes and the Notes. The holders of Seller Notes are entitled pursuant thereto to ratable prepayments thereof concurrent with any voluntary prepayment being made of principal of the Notes, and the Seller Notes are secured equally and ratably with the Notes pursuant to a pledge agreement, dated as of September 1, 1994.

         This Note is a registered Note and, as provided in the Purchase Agreement, is transferable only upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or his attorney duly authorized in writing.

         In case an Event of Default, as defined in the Purchase Agreement, shall occur and be continuing, the unpaid balance of the principal of this Note may be declared and become due and payable in the manner and with the effect provided in the Purchase Agreement.

         This Note is made and delivered in New York, New York and shall be governed by the internal laws of the State of New York.



                                   NRE HOLDINGS, INC.



                                   By /s/
                                      __________________________
                                      A. Richard Caputo, Jr.
                                      Vice President

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